Company Contact:
Stephen A. Heit,
Chief Financial Officer
800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES RESIGNATION AND APPOINTMENT OF DIRECTOR

Ridgefield Park, NJ, October 15, 2015: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today Josephine Belli resigned as a director of the Company, effective October 9, 2015. The board of directors has appointed S. David Fineman as director of the Company to fill the vacancy until the next Annual Meeting of the Shareholders.

S. David Fineman is a senior partner of the Philadelphia law firm of Fineman Krekstein & Harris. He was the Chairman of the Public Policy Committee of the Urban Land Institute and continues to be a member. Mr. Fineman was appointed by the President of the United States and confirmed by the United States Senate in 1995 as one of nine Governors of the U.S. Postal Service and was Chairman of the Board of Governors from 2003 to 2005. He presently serves as Chairman of the Board of DHL Global Mail USA, a wholly owned subsidiary of Deutsche Post, the largest mail consolidator of small parcels in the United States. He has been chosen by the United States District Court as a member of its Court-Annexed Early Mediation Program (from 1998 to present). In 2006 through 2014, Mr. Fineman was recognized among his peers and was named as one of Pennsylvania “Super Lawyers” for his expertise in Business Litigation and Government Relations. He was graduated from The American University (1967) where he presently serves on the Advisory
Committee to the School of Public Affairs, and received his law degree, with Honors, from The George Washington University (1970). He is presently a member of the Philadelphia, Pennsylvania and American Bar Associations and the Urban Land Institute.

Lance Funston, Chairman of the Board said, "We thank Josephine Belli and appreciated her insight as a director. We are fortunate that David Fineman has agreed to serve as director. David is very well qualified, having been Chairman of the United States Postal Service, among other positions. We welcome David to the board and look forward to his contribution."

About CCA Industries, Inc.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care, “ “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding expectations with respect to future operating results, anticipated future cost savings, anticipated timing and cost of implementation of the operational changes described in this new release and the manner in which the operational changes described in this news release, and the timing of their implementation, may affect future operating results, are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved, and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act and otherwise under applicable law.